Exhibit 99.1

PLUMAS BANCORP REPORTS RECORD EARNINGS

QUINCY, California, July 17, 2018 – Plumas Bancorp (Nasdaq:PLBC), the parent company of Plumas Bank, today announced record earnings during the three and six months ended June 30, 2018. Earnings during the second quarter of 2018 totaled $3.4 million or $0.67 per share, an increase of $904 thousand from $2.5 million or $0.51 per share during the second quarter of 2017. The second quarter earnings of $3.4 million represent the highest level of earnings for any quarter in the history of Plumas Bancorp (the “Company”). Diluted earnings per share increased to $0.66 per share during the three months ended June 30, 2018 from $0.49 per share during the quarter ended June 30, 2017. For the six months ended June 30, 2018, the Company reported record net income of $6.7 million or $1.32 per share, an increase of $2.1 million, or 46%, from $4.6 million or $0.93 per share earned during the six months ended June 30, 2017. Earnings per diluted share increased to $1.29 during the six months ended June 30, 2018 up $0.40 from $0.89 during the first six months of 2017.

“On behalf of the Board of Directors, I am very pleased to report record results for the second quarter and six months ended June 30, 2018. The strength of our 2018 performance reflects strong growth in both our loan and deposit portfolios as well as in net interest margin. In addition, our asset quality is strong and we remain focused on controlling overhead costs. We are very encouraged by the improvement in all of our return and performance metrics both quarter over quarter as well as year over year,” stated Director, President and Chief Executive Officer, Andrew J. Ryback.

Ryback continued, “The vision and strength of our Board and executive team is what drives our success. We continue to monitor the competitive landscape and make strategic investments in our business that are well aligned with the interests of our shareholders, employees, clients and communities. First, for our shareholders, we paid a record level semi-annual $0.18 per share common stock dividend in May. Next, for our employees, we increased the Company’s minimum wage to $15 per hour to help in our effort of recruiting and retaining the most talented and hardworking staff at all levels. For our clients, we’ve announced that we intend to expand our footprint into Carson City, Nevada by acquiring the Carson City branch of Mutual of Omaha Bank, pending regulatory approval. We’ve also hired two experienced commercial/agricultural lending professionals who will be tremendous assets to our clients. One loan officer will serve the Carson City/ Sierra region area and the other will serve the Red Bluff/Tehama County area. Finally, for our communities, we continue to give back in creative ways that engage our local citizens. In fact, we are proud to share that in the past year, Plumas Bank has provided over $100 thousand in cash contributions to community fund-raising activities and our employees have spent more than 1,660 volunteer hours reaching out to over 50 organizations within our communities. As we move forward, we will continue to look for novel and inspiring ways to demonstrate to our clients, communities, employees and shareholders that Plumas Bank is HERE. For Good.”

Financial Highlights

June 30, 2018 compared to June 30, 2017

●	Total assets increased by $75 million, or 11%, to a record level of $765 million.
●	Gross loans increased by $40 million, or 8%, to a record level of $516 million.
●	Total deposits increased by $63 million, or 10%, to a record level of $679 million.
●	Total equity increased by $6.6 million to $59 million.
●	Book value per share increased by $1.12, or 11%, to $11.62, up from $10.50.
●	Tangible common equity to total assets increased to 7.8%.
●	Semi-annual common stock dividend increased by 4 cents, or 29%, to a record level of 18 cents per share.

Income Statement

Three months ended June 30, 2018 compared to June 30, 2017

●	Net income increased by $904 thousand or 36%, to $3.4 million.
●	Diluted EPS increased by $0.17, or 35%, to $0.66 from $0.49.
●	Net interest income increased by $1.1 million to $8 million.
●	Return on average equity increased to 23.7% from 19.7%.
●	Return on average assets increased to 1.87% from 1.54%.

Six months ended June 30, 2018 compared to June 30, 2017

●	Net income increased by $2.1 million or 46%, to $6.7 million.
●	Diluted EPS increased by $0.40, or 45%, to $1.29 from $0.89.
●	Net interest income increased by $2.2 million to $15.6 million.
●	Return on average equity increased to 23.6% from 18.3%.
●	Return on average assets increased to 1.85% from 1.40%.

Loans, Deposits, Investments and Cash

Gross loans increased by $39.7 million, or 8%, from $476 million at June 30, 2017 to $516 million at June 30, 2018. The four largest areas of growth in the Company’s loan portfolio were $15 million in commercial real estate loans, $12 million in auto loans, $10 million in commercial loans and $9 million in agricultural loans. The largest decrease in loans was $4 million in residential real estate loans.

Total deposits increased by $62.9 million from $616 million at June 30, 2017 to $679 million at June 30, 2018. This $62.9 million increase includes increases of $29.6 million in non-interest bearing demand deposits, $7.7 million in interest bearing transaction accounts and $30.9 million in money market and savings accounts. Time deposits declined by $5.3 million to $41.2 million or 7% of total deposits. Non-interest bearing demand deposits totaled 42% of the Bank’s total deposits at June 30, 2018. The Company has no brokered deposits.

Total investment securities increased by $45.5 million from $112.3 million at June 30, 2017 to $157.8 million at June 30, 2018. Cash and due from banks decreased by $16.2 million from $68.9 million at June 30, 2017 to $52.7 million at June 30, 2017 as excess cash was utilized to purchase additional investment securities.

Asset Quality

The Bank continues to see improvements in asset quality; nonperforming assets (which are comprised of nonperforming loans, other real estate owned (“OREO”) and repossessed vehicle holdings) at June 30, 2018 totaled $1.9 million, down from $3.8 million at June 30, 2017. Nonperforming assets as a percentage of total assets decreased to 0.24% at June 30, 2018 down from 0.54% at June 30, 2017. OREO totaled $953 thousand at June 30, 2018 and $844 thousand at June 30, 2017. Nonperforming loans at June 30, 2018 were $0.9 million, down $2 million from $2.9 million at June 30, 2017. Nonperforming loans as a percentage of total loans decreased to 0.17% at June 30, 2018, down from 0.61% at June 30, 2017.

During the six months ended June 30, 2018 and 2017 we recorded a provision for loan losses of $500 thousand and $400 thousand, respectively. Net charge-offs totaled $471 thousand and $94 thousand during the six months ended June 30, 2018 and 2017, respectively. The increase in net charge-offs is mostly related to a charge-off on a commercial loan in which the borrower filed bankruptcy and an increase in charge-offs on automobile loans. The allowance for loan losses totaled $6.7 million at June 30, 2018 and $6.9 million at June 30, 2017. The decline in the allowance was related to a decline in specific reserves on impaired loans of $399 thousand from $480 thousand at June 30, 2017 to $81 thousand at June 30, 2018. The allowance for loan losses as a percentage of total loans decreased from 1.44% at June 30, 2017 to 1.30% at June 30, 2018.

Shareholders’ Equity

Total shareholders’ equity increased by $6.6 million from $52.9 million at June 30, 2017 to $59.5 million at June 30, 2018. The $6.6 million includes earnings during the twelve-month period totaling $10.3 million and stock option activity totaling $0.6 million. These items were partially offset by an increase in net unrealized losses on investment securities of $2.7 million, a $0.18 per share cash dividend, paid in May 2018 and a $0.14 per share cash dividend paid in November 2017. The two cash dividends totaled $1.6 million.

Net Interest Income and Net Interest Margin

Net interest income was $8.0 million for the three months ended June 30, 2018, an increase of $1.1 million, or 17%, from $6.9 million for the same period in 2017. The increase in net interest income includes an increase of $1.2 million in interest income; the largest component of which was an increase in interest and fees on loans of $876 thousand. This increase in interest and fees on loans was related to an increase in average loan balances of $30.9 million and an increase in yield on loans of 29 basis points from 5.48% during the 2017 quarter to 5.77% during the current quarter. We attribute this increase in yield primarily to an increase in the prime interest rate as well as a decrease in net loan costs of $70 thousand. Interest expense increased by $37 thousand mostly related to an increase in the average rate paid on Junior Subordinated Debentures from 3.85% during the 2017 quarter to 4.94% during the current quarter. Net interest margin for the three months ended June 30, 2018 increased 24 basis points to 4.75%, up from 4.51% for the same period in 2017.

Net interest income for the six months ended June 30, 2018 was $15.6 million, an increase of $2.2 million from the $13.4 million earned during the same period in 2017. During the six months ended June 30, 2018 the Bank benefited from increases in the average balance of loans and investments securities as well as an increase in yield on both assets. Interest income increased by $2.2 million while interest expense increased by $44 thousand. Net interest margin for the six months ended June 30, 2018 increased 22 basis points to 4.63%, up from 4.41% for the same period in 2017.

Non-Interest Income/Expense

During the three months ended June 30, 2018, non-interest income totaled $2.2 million, a decrease of $157 thousand from the three months ended June 30, 2017. The largest component of this decrease was a $253 thousand decrease in gains on sale of SBA loans from $786 thousand during the three months ended June 30, 2017 to $533 thousand during the current quarter. Proceeds from SBA loan sales totaled $10.3 million during the current quarter and $13.1 million during the 2017 quarter. Loans originated for sale totaled $10.0 million during the three months ended June 30, 2018 and $8.5 million during the three months ended June 30, 2017. The decline in gain on sale includes the decrease in loans sold as well as a decline in the average premium received on sale.

During the six months ended June 30, 2018, non-interest income totaled $4.8 million, an increase of $327 thousand from the six months ended June 30, 2017. The largest component of this increase was a $209 thousand gain recorded upon the prospective adoption of a newly effective accounting pronouncement impacting the measurement of equity securities, which in our case consists of stock in our correspondent banks, without a readily determinable fair market value. Other significant increases included $67 thousand in service charges on deposit accounts, $98 thousand in interchange income and $49 thousand in loan service fees. Gains on sale of SBA loans decreased by $115 thousand from $1.3 million during the six months ended June 30, 2017 to $1.2 million during the current period. Proceeds from SBA loan sales totaled $22.2 million during the current period and $22.3 million for the six months ended June 30, 2017. Loans originated for sale totaled $22.6 million during the six months ended June 30, 2018 and $19.7 million during the six months ended June 30, 2017. The decline in gain on sale mostly relates to a decline in the average premium received on sale.

During the three months ended June 30, 2018, total non-interest expense increased by $337 thousand, or 7%, to $5.2 million, up from $4.9 million for the comparable period in 2017. During the six months ended June 30, 2018 non-interest expense increased by $704 thousand to $10.7 million, up from $10.0 million during the same period in 2017. The Company’s single largest expense is salary and benefit costs. During the three months ended June 30, 2018 salary and benefits increased by $59 thousand, or 2%, to $2.9 million and during the six months ended June 30, 2018 salary and benefit expense increased by $245 thousand, or 4%, to $6.0 million.

Founded in 1980, Plumas Bank is a locally owned and managed full-service community bank headquartered in Northeastern California. The Bank operates twelve branches: eleven located in the California counties of Plumas, Lassen, Placer, Nevada, Modoc and Shasta and one branch in the Nevada County of Washoe. The Bank also operates four loan production offices: three located in the California Counties of Placer, Butte and Tehama, and one located in the Oregon County of Klamath. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the United States Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company's ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company's operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

In addition, discussions about risks and uncertainties are set forth from time to time in the Company’s publicly available Securities and Exchange Commission filings. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

Contact: Elizabeth Kuipers

Vice President, Marketing Manager & Investor Relations Officer

Plumas Bank

35 S. Lindan Avenue

Quincy, CA 95971

530.283.7305 ext.8912

investorrelations@plumasbank.com

PLUMAS BANCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	As of June 30,
	2018	2017	Dollar Change	Percentage Change
ASSETS
Cash and due from banks	$52,673	$68,851	$(16,178)	-23.5%
Investment securities	157,792	112,329	45,463	40.5%
Loans, net of allowance for loan losses	511,977	471,418	40,559	8.6%
Premises and equipment, net	13,800	11,459	2,341	20.4%
Bank owned life insurance	12,693	12,695	(2)	0.0%
Real estate acquired through foreclosure	953	844	109	12.9%
Accrued interest receivable and other assets	14,830	12,292	2,538	20.6%
Total assets	$764,718	$689,888	$74,830	10.8%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$679,066	$616,159	$62,907	10.2%
Accrued interest payable and other liabilities	15,845	10,491	5,354	51.0%
Junior subordinated deferrable interest debentures	10,310	10,310	-	0.0%
Total liabilities	705,221	636,960	68,261	10.7%
Common stock	6,776	6,252	524	8.4%
Retained earnings	55,660	46,884	8,776	18.7%
Accumulated other comprehensive loss income, net	(2,939)	(208)	(2,731)	-1313.0%
Shareholders’ equity	59,497	52,928	6,569	12.4%
Total liabilities and shareholders’ equity	$764,718	$689,888	$74,830	10.8%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

FOR THE THREE MONTHS ENDED JUNE 30,	2018	2017	Dollar Change	Percentage Change

Interest income	$8,294	$7,119	$1,175	16.5%
Interest expense	281	244	37	15.2%
Net interest income before provision for loan losses	8,013	6,875	1,138	16.6%
Provision for loan losses	300	200	100	50.0%
Net interest income after provision for loan losses	7,713	6,675	1,038	15.6%
Non-interest income	2,225	2,382	(157)	-6.6%
Non-interest expense	5,229	4,892	337	6.9%
Income before income taxes	4,709	4,165	544	13.1%
Provision for income taxes	1,264	1,624	(360)	-22.2%
Net income	$3,445	$2,541	$904	35.6%

Basic earnings per share	$0.67	$0.51	$0.16	31.4%
Diluted earnings per share	$0.66	$0.49	$0.17	34.7%

FOR THE SIX MONTHS ENDED JUNE 30,	2018	2017	Dollar Change	Percentage Change

Interest income	$16,112	$13,884	$2,228	16.0%
Interest expense	546	502	44	8.8%
Net interest income before provision for loan losses	15,566	13,382	2,184	16.3%
Provision for loan losses	500	400	100	25.0%
Net interest income after provision for loan losses	15,066	12,982	2,084	16.1%
Non-interest income	4,757	4,430	327	7.4%
Non-interest expense	10,679	9,975	704	7.1%
Income before income taxes	9,144	7,437	1,707	23.0%
Provision for income taxes	2,419	2,832	(413)	-14.6%
Net income	$6,725	$4,605	$2,120	46.0%

Basic earnings per share	$1.32	$0.93	$0.39	41.9%
Diluted earnings per share	$1.29	$0.89	$0.40	44.9%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	6/30/2018	3/31/2018	6/30/2017	6/30/2018	6/30/2017
EARNINGS PER SHARE
Basic earnings per share	$0.67	$0.65	$0.51	$1.32	$0.93
Diluted earnings per share	$0.66	$0.63	$0.49	$1.29	$0.89
Weighted average shares outstanding	5,107	5,071	5,001	5,089	4,956
Weighted average diluted shares outstanding	5,222	5,208	5,180	5,216	5,173
Cash dividends paid per share (1)	$0.18	$-	$0.14	$0.18	$0.14

PERFORMANCE RATIOS (annualized)
Return on average assets	1.87%	1.82%	1.54%	1.85%	1.40%
Return on average equity	23.7%	23.6%	19.7%	23.6%	18.3%
Yield on earning assets	4.91%	4.68%	4.67%	4.80%	4.57%
Rate paid on interest-bearing liabilities	0.28%	0.27%	0.27%	0.27%	0.27%
Net interest margin	4.75%	4.52%	4.51%	4.63%	4.41%
Noninterest income to average assets	1.21%	1.40%	1.44%	1.31%	1.35%
Noninterest expense to average assets	2.84%	3.02%	2.96%	2.93%	3.03%
Efficiency ratio	51.1%	54.0%	52.8%	52.5%	56.0%

	6/30/2018	3/31/2018	6/30/2017	12/31/2017	12/31/2016
CREDIT QUALITY RATIOS AND DATA
Allowance for loan losses	$6,698	$6,622	$6,855	$6,669	$6,549
Allowance for loan losses as a percentage of total loans	1.30%	1.35%	1.44%	1.37%	1.42%
Nonperforming loans	$882	$1,018	$2,910	$3,022	$2,724
Nonperforming assets	$1,867	$2,127	$3,754	$4,401	$3,471
Nonperforming loans as a percentage of total loans	0.17%	0.21%	0.61%	0.62%	0.59%
Nonperforming assets as a percentage of total assets	0.24%	0.29%	0.54%	0.59%	0.53%
Year-to-date net charge-offs	$471	$247	$94	$480	$329
Year-to-date net charge-offs as a percentage of average loans (annualized)	0.19%	0.20%	0.04%	0.10%	0.08%

CAPITAL AND OTHER DATA
Common shares outstanding at end of period	5,119	5,083	5,043	5,065	4,897
Tangible common equity	$59,419	$57,212	$52,844	$55,619	$47,907
Tangible book value per common share	$11.61	$11.26	$10.48	$10.98	$9.78
Tangible common equity to total assets	7.8%	7.8%	7.7%	7.5%	7.3%
Gross loans to deposits	76.0%	75.0%	77.3%	73.4%	79.2%

PLUMAS BANK REGULATORY CAPITAL RATIOS
Tier 1 Leverage Ratio	9.6%	9.3%	9.2%	8.8%	9.2%
Common Equity Tier 1 Ratio	12.1%	12.5%	11.8%	12.0%	12.1%
Tier 1 Risk-Based Capital Ratio	12.1%	12.5%	11.8%	12.0%	12.1%
Total Risk-Based Capital Ratio	13.3%	13.7%	13.0%	13.2%	13.3%

(1) The Company paid semi-annual dividends of 18 cents per share on May 15, 2018 and 14 cents per share on May 15, 2017.